Pricing  Supplement  No.  7                      Filing  under  Rule  424(b)(3)
Dated     February  21,  2002                    Registration File No. 333-85967
Cusip  #  948  74R  BR6

                           WEINGARTEN REALTY INVESTORS
                           MEDIUM-TERM NOTES, SERIES A

Principal amount: $30,000,000                    Floating  Rate  Notes:  N/A
Interest Rate (if fixed rate): 6.525%            Interest rate basis:  N/A
Stated Maturity: February 21, 2014                        Paper  Rate
Specified Currency: U.S. $                                Prime  Rate
Applicable Exchange Rate (if  any):                       LIBOR
      U.S.  $1.00  =  N/A                                 Treasury  Rate
Issue price (as a percentage of                           CD  Rate
      principal amount): 100%                             Federal  Funds  Rate
Selling Agent's commission (%): 0.625%                    Other
Purchasing Agent's discount                      Index  Maturity:  N/A
      or commission (%): N/A                     Spread:  N/A
Net proceeds to the Company (%): 99.375%         Spread  Multiplier:  N/A
Settlement date (original                        Maximum  Rate:  N/A
      issue  date): 02/21/02                     Minimum  Rate:  N/A
Redemption Commencement                          Initial  Interest  Rate:  N/A
      Date (if any):  N/A                        Interest  Reset  Date(s):  N/A
Interest  Determination Date(s):  N/A            Optional Repayment Date: N/A
Calculation  Date(s):  N/A                       Cusip  #  948  74R  BR6
Interest Payment Date (s): 3/15, 9/15
Regular Record Date(s): 3/1, 9/1

     Redemption prices (if any): The Redemption Price shall initially be N/A % of the principal amount of such Notes to be redeemed.

     If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

     Additional  terms:  N/A

     As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $151,000,000.

     "N/A"  as  used  herein  means  "Not  Applicable."

                           J.P. Morgan Securities Inc.
                               Wachovia Securities